Exhibit 99.1

International Seaways, Inc. 1 International Seaways, Inc. April 2020

International Seaways, Inc. Introduction to International Seaways (NYSE: INSW) 1 Represents the number of vessels in each class as a percentage of the total fleet deadweight, as of March 31, 2020. Does not in clude JV vessels. • Leading diversified tanker owner with significant presence in crude and product sectors • 40 vessel fleet with balanced mix of contracted cash flows and spot market upside • Planning to install 10 scrubbers on VLCCs representing 40% of our fuel consumption • Approximate liquidity $150m (including $17m restricted cash and $40m undrawn revolver) as of March 31, 2020 • Market cap $700m on March 31, 2020 Conventional Tanker Fleet – 38 Ships 1 Joint Venture – 2 Ships FSO JV 2 Converted ULCCs VLCC Suezmax Aframax/ LR2 Panamax / LR1 MR By Deadweight Tons 13 5 12 5 2 Lightering Operations 2

International Seaways, Inc. • Best in class safety and environmental performance • Sector leading commercial pools, many with INSW ownership • New York representation in Tankers International VLCC pool • Invested $600 million, renewing fleet at bottom of cycle without issuing equity • Sold LNG joint venture for $123 million in cash • Prepaid $110 million of long term debt, saving about $9 million annual interest • Installing 10 scrubbers on our modern VLCCs • Current Capital Allocation Priorities: • Deleverage • Return cash to shareholders – share repurchase and/or dividend Disciplined Capital Allocator Low Financial Leverage and Strong Balance Sheet Best in Class Commercial and Technical Operations Significant Operating Leverage Strong Governance and ESG Footprint • Accomplished fleet upgrade while maintaining one of the industry’s lowest leverage profiles • Refinanced $390 million of debt in January 2020, saving an additional $15 million annually • 41% Net Loan to Asset Value at December 31 • Experienced management team • Majority independent and diverse board • #1 tanker company in Wells Fargo Corporate Governance rankings two years running • National Directors Institute Public Company Board of the Year - 2018 • 38 conventional tankers offer significant operating leverage to robust tanker market • Every $5,000 improvement in the Time Charter Equivalent daily rate (TCE) provides $68 million in incremental EBITDA and $2.32 EPS per annum • Q4 rates earned and Q1 bookings demonstrate strong upside potential Why Invest in International Seaways? 3

International Seaways, Inc. 4 Record Oil Production and Covid - 19 Related Demand Decrease… Saudi Crude Production (million b/d) Projected Demand Impact from Covid - 19 (thousand b/d) Source: S&P Global Platts Source: ZeroHedge

International Seaways, Inc. 5 …Leading to Huge Increase in Ship Earnings $0 $50,000 $100,000 $150,000 $200,000 $250,000 $300,000 1 3 5 7 9 11 13 15 17 19 21 23 25 27 29 31 33 35 37 39 41 43 45 47 49 51 Week # 2019 VLCC Earnings 2020 VLCC Earnings Source: Clarksons Weekly Average VLCC TCE

International Seaways, Inc. 6 Contango Leading to Increased Storage… “Crude is likely to stay in floating storage for between six and nine months and tie up to twice the vessels that it did during the 2014 - 2016 period” – Braemar ACM, March 27, 2020

International Seaways, Inc. 7 VLCC 1 Year TC Rates 10,000 20,000 30,000 40,000 50,000 60,000 70,000 VLCC 1 Year TC (non - ECO) VLCC 1 Year TC (non-ECO) Source: Clarksons Weekly VLCC 1 Year Timecharter Rate

INSW Financial Highlights

Low Financial Leverage and Strong Balance Sheet	• Accomplished fleet upgrade while maintaining one of the lowest leverage profiles in the tanker space • 41% Net Loan to Asset Value at December 31 • Approximately $150 million in liquidity (including $17 million restricted cash and $40 million undrawn revolver)
Refinancing Brings Strong and Flexible Balance Sheet	• Refinanced Term Loan B and other instruments with traditional bank debt, completes balance sheet evolution from acquisition to long term capital allocation • Lower margins and $110m debt prepayment yield savings of appr $25 million/yr • Support of top tier shipping bank group • Structured to provide capital allocation flexibility
Low Cash Breakeven	• Fleetwide cash breakeven $20,400/day in 2019 • Effectively $18,900/day when factoring in JV contributions • Expected $20m drydock and $37m BWTS and Scrubber costs for 2020
Significant Operating Leverage	• 38 conventional tankers • Every $5,000 improvement in the Time Charter Equivalent daily rate (TCE) provides $68 million in incremental EBITDA and $2.32 EPS annually

Disciplined Capital Allocator	• Invested $600 million, renewing fleet at bottom of cycle without issuing equity
	• Sold LNG joint venture for $123 million in cash
	• Prepaid $110 million of long term debt
	• Current Capital Allocation Priorities:
	  ◦ Deleverage
	  ◦ Return cash to shareholders – share repurchase and/or dividend

8

International Seaways, Inc.

International Seaways, Inc. Financial Summary – Q4 & Q1 Earnings Update 9 Spot Overall Spot % Fixed Overall % Fixed VLCC $54,100 $54,100 $63,000 99% $63,000 99% Suezmax $50,900 $50,900 $53,000 99% $53,000 99% Aframax/LR2 $29,400 $29,400 $29,000 92% $29,000 92% Panamax/LR1 2 $28,700 $21,300 $36,000 94% $26,000 97% MR $14,000 $14,000 $18,000 95% $18,000 95% 4th Quarter 2019 Preliminary 1st Quarter 2020 1 1 As of March 31, 2020. Subject to change. 2 Overall 2019 Q4 TCE includes 549 time charter days at $14,350/day. Overall 2020 Q1 TCE includes 543 time charter days booked at approximately $15,900/day Rates exclude average pool fees of approximately $491/day

International Seaways, Inc. Refinancing Details – Lowers Cost of Capital Net LTV 41% Net LTV 41% Principal ($m) Maturity Rate Annual Amortization Principal ($m) Maturity Rate Annual Amortization Term Loan B $331.5 2022 L + 600 $18.4 Core Facility Term Loan $300.0 2025 L + 260 $37.7 ABN Term Loan $23.2 2023 L + 325 $3.6 Transition Facility $50.0 2023 L + 350 $20.0 Sinosure Credit Facility $269.7 2027-2028 L + 200 $23.6 Sinosure Credit Facility $269.7 2027-2028 L + 200 $23.6 8.5% Senior Notes $25.0 2023 8.50% $0.0 8.5% Senior Notes $25.0 2023 8.50% $0.0 10.75% Subordinated Notes $27.9 2023 10.75% $0.0 Revolving Facility $20.0 2025 L + 260 $0.0 TOTAL $677.4 6.48% $45.6 TOTAL $664.7 4.48% $81.3 Pre-Refinancing Facilities Pro Forma Post-Refinancing 10 Note: as of December 31, 2019

International Seaways, Inc. 11 Refinancing Details – Debt Amortization 0 50 100 150 200 250 300 2020 2021 2022 2023 2024 Amortization Balloon $ millions

International Seaways, Inc. Lean and Scalable Model – Cash Breakevens – Last 12 Months 12 • INSW Daily OPEX excludes DDK deviation bunkers, insurance claims and one - off expenses • G&A for the Lightering segment is excluded • Vessels that have been sold are excluded • Only includes owned vessels. Two bareboat - in Aframaxes vessels have charter hire and OPEX expenses of approx. $17,700 per day • Breakevens are basis Revenue Days TCE breakeven levels allow INSW to navigate low points in the tanker cycle while providing significant operating leverage in rising markets Breakeven Rates by Sector Last Twelve Months Q4 2019 Actuals

International Seaways, Inc. (Mid-Cycle) (Recent Peak) 15-Year Average 2015 Average VLCC 42,800 72,200 Suezmax 33,200 50,400 Aframax/LR2 24,600 39,300 Panamax/LR1 20,000 26,500 MR 15,500 21,400 Adjusted EBITDA ($m) $243 $441 Annual EPS $4.10 $10.88 Note: 15 Year Average and 2015 Average are Clarksons Average rates for each ship class. EBITDA and annual EPS for each scen ari o are estimated Operating Leverage Our Fleet Provides Tremendous Upside Exposure Every $5,000/day increase in fleetwide TCE corresponds to an increase in EPS of $2.32 and EBITDA of $68M 13